Exhibit 5.1

599 LEXINGTON AVENUE  |  NEW YORK  |  NY  |  10022-6069
WWW.SHEARMAN.COM  |  T +1.212.848.4000  |  F +1.212.848.7179

December 23, 2008

Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652

Alexander’s, Inc.

Ladies and Gentlemen:

We have acted as counsel to Alexander’s, Inc. a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission relating to the offering from time to time, pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of (i) the Company’s debt securities (the “Debt Securities”), (ii) warrants to purchase the Company’s debt securities (the “Debt Warrants”), (iii) shares of the Company’s preferred stock, par value $1.00 per share (the “Preferred Stock”), (iv) shares of the Company’s preferred stock represented by depositary shares (the “Depositary Shares”) and (v) shares of the Company’s common stock, par value $1.00 per share.  The Debt Securities, the Debt Warrants, the Preferred Stock, the Depositary Shares and the Common Stock are collectively referred to as the “Securities.”  The offering of the Securities will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

The Debt Securities will be issued in one or more series and may be either senior debt securities (“Senior Debt Securities”) of the Company pursuant to an indenture to be executed between the Company and The Bank of New York Mellon, as trustee (the “Senior Trustee”), in substantially the form included in the Registration Statement as Exhibit 4.3 (the “Senior Indenture”) or subordinated debt securities (“Subordinated Debt Securities”) of the Company pursuant to an indenture to be executed between the Company and The Bank of New York Mellon, as trustee (the “Subordinated Trustee”), in substantially the form included in the Registration Statement as Exhibit 4.5 (the “Subordinated Indenture”).  The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and a financial institution identified therein as warrant agent (each, a “Warrant Agent”).  The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designations (each, a “Certificate of Designations”). The Depositary Shares will be issued under one or more deposit agreements (each, a “Deposit Agreement”), each to be entered into between the Company and a financial institution identified therein as the depositary (the “Depositary”), in substantially the form included in the Registration Statement as Exhibit 4.7.  Each Warrant Agreement and

Certificate of Designations will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a Current Report on Form 8-K incorporated in the Registration Statement by reference.  The Senior Indenture, the Subordinated Indenture, the Deposit Agreements and the Warrant Agreements are hereinafter referred to as the “Opinion Documents.”

In that connection, we have reviewed originals or copies of the following documents:

(a)	The form of Senior Indenture.

(b)	The form of Subordinated Indenture.

(c)	The form of Deposit Agreement.

(d)	The Registration Statement.

(e)	The Prospectus.

(f)	The amended and restated certificate of incorporation of the Company.

(g)	The by-laws of the Company.

(h)
The resolutions of the Board of Directors of the Company authorizing the Senior Indenture, the Subordinated Indenture and the Deposit Agreements and the issuance, offering and sale of the Securities (the “Resolutions”).

(i)
Such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)       The genuineness of all signatures.

(b)       The authenticity of the originals of the documents submitted to us.

(c)       The conformity to authentic originals of any documents submitted to us as copies.

(d)       As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

(e)       That each of the Opinion Documents will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)        That:

(i)           The execution, delivery and performance by the Company of the Opinion Documents to which it is a party will be duly authorized by all necessary action (corporate or otherwise) and will not:

(A)       contravene its certificate or articles of incorporation, bylaws or other organizational documents;

(B)        violate any law, rule or regulation applicable to it; or

(C)        result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(ii)           No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which the Company has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraph (f) above and our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.  The Company is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware with corporate power and authority under such law to conduct its business as described in the Registration Statement and the documents incorporated by reference therein.

2.  The Company (i) has the corporate power to execute, deliver and perform each Opinion Document to which it is a party and (ii) has taken all corporate action necessary to authorize the execution, delivery and performance of each Opinion Document to which it is a party.

3.  The Senior Indenture has been duly authorized and, when duly executed and delivered by the Company and duly authorized, executed and delivered by the Senior Trustee, the Senior Indenture will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.  The Subordinated Indenture has been duly authorized and, when duly executed and delivered by the Company and duly authorized, executed and delivered by the Subordinated Trustee, the Subordinated Indenture will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

5.  The Senior Debt Securities have been duly authorized and, when (i) the Senior Indenture has been duly executed and delivered by the Company and the Senior Trustee, (ii) the final terms of the Senior Debt Securities have been duly established and approved and (iii) the Senior Debt Securities have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such Senior Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Senior Indenture.

6.  The Subordinated Debt Securities have been duly authorized and, when (i) the Subordinated Indenture has been duly executed and delivered by the Company and the Subordinated Trustee, (ii) the final terms of the Subordinated Debt Securities have been duly established and approved and (iii) the Subordinated Debt Securities have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such Subordinated Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Subordinated Indenture.

7.  The Debt Warrants have been duly authorized.

8.  The shares of Preferred Stock have been duly authorized and, when the final terms thereof have been duly established and approved by the Company in conformity with the Company’s certificate of incorporation, and certificates representing such shares have been duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company (which shall not be less than the par value of the Preferred Stock), and when all corporate action necessary for the issuance of such shares has been taken, including the adoption and filing of a Certificate of Designations, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

9.  The Depositary Shares have been duly authorized and, when the applicable Deposit Agreement has been duly executed and delivered by the Company and the Depositary and the final terms of the Depositary Shares to be issued pursuant thereto have been duly established and approved, in each case pursuant to the authority granted in the Resolutions, and when the depositary receipts representing the Depositary Shares (the “Depositary Receipts”) have been duly executed by the Company and duly executed and countersigned by the Depositary in accordance with the terms of such Deposit Agreement, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and when all corporate action necessary for issuance of Depositary Shares and the underlying shares of Preferred Stock has been taken, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Receipts and the applicable Deposit Agreement.

10.  The shares of Common Stock have been duly authorized and, when the terms of the issuance and sale of the applicable shares of Common Stock have been duly approved by the Company in conformity with the Company’s certificate of incorporation and pursuant to the authority granted in the Resolutions, and when such shares of Common Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company (which shall not be less than the par value of the Common Stock), will be validly issued, fully paid and non-assessable.

11.  The shares of Common Stock issuable upon conversion of any issue of convertible Debt Securities or Preferred Stock have been duly authorized and, when the terms of conversion of such convertible Debt Securities or Preferred Stock have been duly approved by the Company pursuant to the authority granted in the Resolutions, and when such shares of Common Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company (which shall not be less than the par value of the Common Stock), will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) Generally Applicable Law, and we do not express any opinion herein concerning any other law. Further, with respect to Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Validity of the Securities.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Shearman & Sterling

BC/MFM/ME/JSG
MB